Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated September 9, 2014 relating to the financial statements of Earthbound Holdings I, LLC and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the January 2, 2014 acquisition of Earthbound Holdings I, LLC by The WhiteWave Foods Company) appearing in the Current Report on Form 8-K/A of the WhiteWave Foods Company dated September 11, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

September 9, 2014